EXHIBIT 99.1

July 9, 2014

Synergy Resources Reports Fiscal
Third Quarter 2014 Results

Revenues up 108% to $25.7 Million, Driving Operating Income up 131% to $11.3 Million and Net Income of $0.09 per Share; Company to Host Earnings Conference Call Today, July 9th, 2014 at 12:00 p.m. ET 877-407-9122 Toll Free Dial-In, 201-493-6747 International/Local Dial-In

PLATTEVILLE, CO -- (Marketwired) – 07/09/14 -- Synergy Resources Corporation (NYSE MKT: SYRG), a U.S. oil and gas exploration and production company focused in the Denver-Julesburg Basin, reported its fiscal third quarter results for the period ended May 31st, 2014.

Third Quarter 2014 Financial Highlights vs. Same Year-Ago Quarter

•	Revenues increased 108% to $25.7 million
•	Operating income increased 131% to $11.3 million
•	Adjusted EBITDA (a non-GAAP metric ) increased 103% to $18.9 million representing a 74% margin on revenues
•	At May 31st , 2014, cash and equivalents totaled $48 million
•	Re-determined borrowing base of $110 million yields additional liquidity of $73 million

Third Quarter 2014 Operational Highlights

•
Net oil and natural gas production increased to 379,081 barrels of oil equivalent (BOE), averaging 4,120 BOE per day versus 2,256, as compared to the same year ago quarter, an average daily increase of 83%

•	As operator, completed 5 horizontal wells on our Phelps pad and commenced production in May
•	As of May 31st , 2014, the company was the operator of 16 producing horizontal wells in the Wattenberg Field

Third Quarter 2014 Financial Results

Revenues totaled $25.7 million, up 11% from $23 million in the previous quarter and up 108% from $12.3 million in the year ago quarter. The year-over-year improvement was attributed to an 83% increase in production, primarily from the new horizontal wells brought on line and a 14% increase in the realized average selling price per BOE. During fiscal Q3 2014, average selling prices were $90.91 per barrel of oil and $5.15 per mcf of gas, as compared to $83.98 and $4.76, respectively a year-ago.

Operating income increased to $11.3 million up 19% from $9.5 million in the previous quarter and up 131% from $4.9 million in the same year-ago period. Net income was $7.2 million or $0.09 per basic and diluted share, up from $5.2 million or $0.07 per basic and diluted share in the previous quarter and up 98% from $3.6 million or $0.07 per basic and $0.06 per diluted share in the same year-ago period.

Adjusted EBITDA (a non-GAAP financial measure) increased to $18.9 million, up 9% from $17.5 million in the previous quarter and up 103% from $9.3 million in the same year-ago quarter.

As of May 31st, 2014, the company's cash and equivalents and short term instruments totaled $48 million, as compared to $79.5 million at August 31, 2013. At May 31st 2014, there was $37 million borrowed under the revolving line of credit.

The following tables present certain per unit metrics that compare results of the corresponding quarterly reporting periods:

	Three Months Ended
	May 31,	May 31,
	2014	2013	Change
Production:
Oil (Bbls)	232,571	115,225	102%
Gas (McF)	879,062	553,909	59%
BOE	379,081	207,543	83%

Revenues (in thousands):
Oil	$21,143	$9,677	118%
Gas	4,529	2,637	72%
Total	$25,672	$12,314	108%

Average sales price:
Oil	$90.91	$83.98	8%
Gas	$5.15	$4.76	8%
BOE	$67.72	$59.33	14%

"Bbl" refers to one stock tank barrel, or 42 U.S. gallons liquid volume in reference to crude oil or other liquid hydrocarbons. "Mcf" refers to one thousand cubic feet. A BOE (i.e. barrel of oil equivalent) combines Bbls of oil and Mcf of gas by converting each six Mcf of gas to one Bbl of oil.

The following table summarizes operating costs on a per unit basis. Additional details regarding operating costs can be found in the condensed financial statements.

Costs per BOE	Three Months Ended May 31,
	2014	2013

Lease operating expenses	$6.07	$5.05
Production taxes	$6.27	$5.14
DDA	$20.57	$18.41
General and administrative	$5.11	$7.29
Total	$38.02	$35.89

Conference Call

The company will hold a conference call on Wednesday July 9th, 2014 at 12:00 p.m. Eastern time to discuss results for its fiscal third quarter ended May 31st, 2014.

Synergy Resources co-CEO Ed Holloway, co-CEO William Scaff, Jr., CFO Monty Jennings, and COO Craig Rasmuson will host the presentation, followed by a question and answer period.

Date: Wednesday July 9th, 2014
Time: 12:00 p.m. Eastern time (10:00 a.m. Mountain time)

877-407-9122 Toll Free Dial-In (US & Canada)
201-493-6747 International/Local Dial-In

The conference call will be webcast simultaneously which you can access via this link: http://syrginfo.equisolvewebcast.com/q3-2014 and via the investor section of the company's web site at www.syrginfo.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, contact Jon Kruljac with Synergy Resources at 970-737-1073. A replay of the call will be available after 3:00 p.m. Eastern time on the same day and until
July 23rd, 2014.

Replay Dial-In Numbers
877-660-6853 Toll Free (US & Canada)
201-612-7415 International/Local
Replay ID#411931

About Synergy Resources Corporation

Synergy Resources Corporation is a domestic oil and natural gas exploration and production company. Synergy's core area of operations is in the Denver-Julesburg Basin, which encompasses Colorado, Wyoming, Kansas, and Nebraska. The Wattenberg field in the D-J Basin ranks as one of the most productive fields in the U.S. The company's corporate offices are located in Platteville, Colorado. More company news and information about Synergy Resources is available at www.syrginfo.com.

Important Cautions Regarding Forward Looking Statements

This press release may contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as "believes", "expects", "anticipates", "intends", "plans", "estimates", "should", "likely" or similar expressions, indicates a forward-looking statement. These statements are subject to risk and uncertainties and are based on the beliefs and assumptions of management, and information currently available to management. The actual results could differ materially from a conclusion, forecast or projection in the forward-looking information. Certain material factors or assumptions were applied in drawing a conclusion or making a forecast or projection as reflected in the forward-looking information. The identification in this press release of factors that may affect the company's future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Factors that could cause the company's actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to: the success of the company's exploration and development efforts; the price of oil and gas; worldwide economic situation; change in interest rates or inflation; willingness and ability of third parties to honor their contractual commitments; the company's ability to raise additional capital, as it may be affected by current conditions in the stock market and competition in the oil and gas industry for risk capital; the company's capital costs, which may be affected by delays or cost overruns; costs of production; environmental and other regulations, as the same presently exist or may later be amended; the company's ability to identify, finance and integrate any future acquisitions; and the volatility of the company's stock price.

About Non-GAAP Financial Measures

The company uses "adjusted EBITDA," as a non-GAAP financial measure to evaluate financial performance such as period-to-period comparisons. This Non-GAAP measure is not defined under U.S. GAAP and should be considered in addition to, not as a substitute for, indicators of financial performance reported in accordance with U.S. GAAP. The company may use non-GAAP measures that are not comparable to measures with similar titles reported by other companies. Also, in the future, the company may disclose different non-GAAP financial measures in order to help investors more meaningfully evaluate and compare the company's future results of operations to its previously reported results. The company encourages investors to review its financial statements and publicly-filed reports in their entirety and not rely on any single financial measure. The section titled "Reconciliation of Non-GAAP Financial Measures" includes a detailed description of this measure as well as reconciling to its most similar U.S. GAAP measure.

Reconciliation of Non-GAAP Financial Measures

The company defines adjusted EBITDA as net income adjusted to exclude the impact of interest expense, interest income, income taxes, depreciation, depletion and amortization, stock based compensation, and the plus or minus change in fair value of derivative assets or liabilities. The company believes adjusted EBITDA is relevant because it is a measure of cash flow available to fund capital expenditures and service debt and is a metric used by some industry analysts to provide a comparison of its results with its peers. The following table presents a reconciliation of the company's non-GAAP financial measures to the nearest GAAP measure.

SYNERGY RESOURCES CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
ADJUSTED EBITDA	2014	2013	2014	2013

Net income	$7,160	$3,615	$18,421	$8,585

Depreciation, depletion, and amortization	7,796	3,820	21,106	9,316
Income tax expense	3,116	1,701	8,841	4,620
Stock based compensation	702	611	1,569	994
Change in fair value - derivatives	179	(502)	(652)	(368)
Interest Expense	-	94	-	94
Interest income	(22)	(5)	(70)	(20)
Adjusted EBITDA	$18,931	$9,334	$49,215	$23,221

Financial Statements

Condensed financial statements are included below. Additional financial information, including footnotes that are considered an integral part of the financial statements, will be included in Synergy's Edgar Filings at www.sec.gov on Form10-Q for the period ended May 31, 2014.

SYNERGY RESOURCES CORPORATION
CONDENSED BALANCE SHEETS
(unaudited, in thousands)

	May 31,	August 31,
	2014	2013
ASSETS
Cash and short term investments	$47,979	$79,481
Other current assets	24,128	12,494
Total current assets	72,107	91,975
Oil and gas properties and other equipment	322,859	197,965
Other assets	595	1,296
Total assets	$395,561	$291,236

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	$69,724	41,367
Revolving credit facility	37,000	37,000
Asset retirement obligations	4,144	2,777
Commodity derivative	1,714	334
Deferred tax liability, net	15,379	6,538
Total liabilities	127,961	88,016
Shareholders' equity:
Common stock and paid-in capital	262,413	216,454
Retained earnings (accumulated deficit)	5,187	(13,234)
Total shareholders' equity	267,600	203,220
Total liabilities and shareholders' equity	$395,561	$291,236

SYNERGY RESOURCES CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
	2014	2013	2014	2013

Oil and gas revenues	$25,672	$12,314	$67,966	$31,549
Expenses:
Lease operating expenses	2,303	1,048	5,382	2,352
Production taxes	2,376	1,067	6,647	2,975
Depreciation, depletion, and amortization	7,796	3,820	21,106	9,316
General and administrative	1,938	1,514	6,876	4,013
Total expenses	14,413	7,449	40,011	18,656
Operating income	11,259	4,865	27,955	12,893

Other income (expense):
Commodity derivative gain (loss)	(1,005)	540	(763)	386
Interest income and expense, net	22	(89)	70	(74)
Total other income (expense)	(983)	451	(693)	312
Income tax provision	3,116	1,701	8,841	4,620
Net income	$7,160	$3,615	$18,421	$8,585
Net income per common share:
Basic	$0.09	$0.07	$0.24	$0.16
Diluted	$0.09	$0.06	$0.24	$0.15
Weighted average shares outstanding:
Basic	77,176,420	55,238,098	75,689,903	53,283,695
Diluted	79,008,619	58,918,586	77,299,456	55,623,990

SYNERGY RESOURCES CORPORATION
CONDENSED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Nine Months Ended
	May 31,	May 31,
	2014	2013

Cash flows from operating activities:
Net income	$18,421	$8,585
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation, depletion, and amortization	21,106	9,316
Provision for deferred taxes	8,841	4,620
Other, non-cash items	917	626
Changes in operating assets and liabilities	(2,540)	5,096
Total adjustments	28,324	19,658
Net cash provided by operating activities	46,745	28,243
Cash flows from investing activities:
Acquisition of property and equipment	(112,155)	(70,269)
Net proceeds from sales of oil and gas properties	704	-
Net proceeds from short term investments	60,018	-
Net cash used in investing activities	(51,433)	(70,269)
Cash flows from financing activities:
Proceeds from exercise of warrants	33,380	467
Proceeds from revolving credit facility	-	41,486
Other	(176)	-
Net cash provided by financing activities	33,204	41,953
Net increase (decrease) in cash and equivalents	28,516	(73)
Cash and equivalents at beginning of period	19,463	19,284
Cash and equivalents at end of period	47,979	19,211
Short term investments	-	-
Cash, equivalents and short term investments	$47,979	$19,211

SYNERGY RESOURCES CORPORATION
CONDENSED STATEMENTS OF OPERATING EXPENSES
(unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
	2014	2013	2014	2013
LEASE OPERATING EXPENSES (LOE)
Production costs	$2,252	$993	$5,252	$2,153
Work-over	51	55	130	199
Lifting costs	2,303	1,048	5,382	2,352
Severance and ad valorem taxes	2,376	1,067	6,647	2,975
Total LOE	$4,679	$2,115	$12,029	$5,327

DEPRECIATION, DEPLETION AND AMORTIZATION (DDA)
Depletion	$7,569	$3,744	$20,550	$9,123
Depreciation and amortization	227	76	556	193
Total DDA	$7,796	$3,820	$21,106	$9,316

GENERAL AND ADMINISTRATIVE (G&A)
G&A costs incurred	$2,238	$1,703	$7,797	$4,428
Capitalized costs	(300)	(189)	(921)	(415)
Totals	$1,938	$1,514	$6,876	$4,013

Investor Relations Contact:
Jon Kruljac
Synergy Resources Corporation
jkruljac@syrginfo.com
Tel (970) 737-1073

Company Contact:
Rhonda Sandquist
Synergy Resources Corporation
rsandquist@syrginfo.com
Tel (970) 737-1073

Source: Synergy Resources Corporation